                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                             (Amendment No. 7 )(1)

                              Western Sizzlin Corp.
                              ---------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                    95942101
                                    --------
                                 (CUSIP Number)

                                 PAUL D. SONKIN
                           HUMMINGBIRD MANAGEMENT, LLC
                           460 Park Avenue, 12th Floor
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 750-7117
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 13, 2006
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

         NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 10 Pages)

-----------------------------
(1)      The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information  required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 95942101                   13D                    Page 2 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    HUMMINGBIRD MANAGEMENT LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  173,593
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              173,593
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    173,593
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    14.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 95942101                   13D                    Page 3 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    HUMMINGBIRD CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  173,593
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              173,593
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    173,593
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    14.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 95942101                   13D                    Page 4 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PAUL D. SONKIN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  173,593
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              173,593
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    173,593
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    14.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 95942101                   13D                    Page 5 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    HUMMINGBIRD VALUE FUND, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  83,147
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              83,147
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    83,147
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 95942101                   13D                    Page 6 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    HUMMINGBIRD MICROCAP VALUE FUND, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  80,081
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              80,081
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    80,081
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 95942101                   13D                    Page 7 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    TARSIER NANOCAP VALUE FUND, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  10,365
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              10,365
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    10,365
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 95942101                   13D                    Page 8 of 10 Pages
----------------------                                    ----------------------

         The following  constitutes  Amendment No. 7 ("Amendment  No. 7") to the
Schedule 13D jointly filed by the Reporting Persons. This Amendment No. 7 amends the Schedule 13D as specifically set forth.

         Item 3 is hereby amended in its entirety to read as follows:

Item 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         As of October 23, 2006, Hummingbird has caused each of HVF and Microcap
Fund  and  The  Tarsier   Nanocap  Value  Fund,   L.P.   ("Tarsier")  to  invest
approximately $609,468,  $595,002, and $94,010,  respectively,  in the Shares of the Issuer using their respective working capital.

         Item  5(a) and (b) are  hereby  amended  in their  entirety  to read as follows:

Item 5.           INTEREST IN SECURITIES OF THE ISSUER.

         (a) - (b) As the holder of sole voting and  investment  authority  over the Shares  owned by  HVF,the  Microcap  Fund,and  Tarsier,  Hummingbird  may be
deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended,  to be the beneficial  owner of the aggregate  amount of 173,593 Shares representing  approximately 14.6% of the outstanding shares of the Issuer (based upon  1,189,850  shares  outstanding  as of August 11, 1006,  as reported on the
Issuer  report for the period ended June 30, 2006 and filed with the  Securities and  Exchange  Commission  on  August  14,  2006  (the  "Outstanding  Shares")).
Hummingbird  disclaims  any  economic  interest or  beneficial  ownership of the
Shares covered by this Statement.

         Mr. Sonkin is the managing  member and control  person of  Hummingbird, and for purposes of Rule 13d-3 may be deemed the beneficial owner of such Shares deemed to be beneficially owned by Hummingbird.  Thus, Mr. Sonkin may be deemed, for  purposes of Rule 13d-3,  to be the  beneficial  owner of  1,189,850  shares representing  approximately  14.6% of the Outstanding  Shares of the Issuer. Mr.
Sonkin  disclaims any economic  interest or  beneficial  ownership of the Shares covered by this Statement.

         Item 5(c) is hereby amended to add the following:

         (c) Schedule A annexed hereto lists all  transactions  by the Reporting
Persons  in the  Shares in the past 60 days  immediately  prior to  filing  this report. All of such transactions were effected in the open market.

----------------------                                    ----------------------
CUSIP No. 95942101                   13D                    Page 9 of 10 Pages
----------------------                                    ----------------------

                                   SIGNATURES

                  After reasonable  inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   October 23, 2006

                                            /s/ Paul D. Sonkin
                                            ------------------------------------
                                            PAUL D. SONKIN

                                            HUMMINGBIRD MANAGEMENT, LLC

                                            By: /s/ Paul D. Sonkin
                                                --------------------------------
                                                Name: Paul D. Sonkin
                                                Title: Managing Member

                                            HUMMINGBIRD CAPITAL, LLC

                                            By: /s/ Paul D. Sonkin
                                                --------------------------------
                                                Name: Paul D. Sonkin
                                                Title: Managing Member

                                            HUMMINGBIRD VALUE FUND, L.P.

                                            By: Hummingbird Capital, LLC

                                            By: /s/ Paul D. Sonkin
                                                --------------------------------
                                                Name: Paul D. Sonkin
                                                Title: Managing Member

                                            HUMMINGBIRD MICROCAP VALUE FUND, L.P.

                                            By: Hummingbird Capital, LLC

                                            By: /s/ Paul D. Sonkin
                                                --------------------------------
                                                Name: Paul D. Sonkin
                                                Title: Managing Member

                                            TARSIER NANOCAP VALUE FUND, L.P.

                                            By: Hummingbird Capital, LLC

                                            By: /s/ Paul D. Sonkin
                                                --------------------------------
                                                Name: Paul D. Sonkin
                                                Title: Managing Member

----------------------                                    ----------------------
CUSIP No. 95942101                   13D                    Page 10 of 10 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

       Transactions in the Shares Immediately Prior to Filing This Report
       ------------------------------------------------------------------

                          HUMMINGBIRD VALUE FUND, L.P.

   Shares of Common Stock              Price Per                   Date of
       Purchased/(Sold)                 Share($)                Purchase/(sale)
       ----------------                 --------                ---------------
          (1,143)                        9.5417                    10/13/06
            (700)                        9.8900                    10/18/06
         (11,983)                        9.5831                    10/19/06
          (8,609)                        9.5013                    10/20/06

                      HUMMINGBIRD MICROCAP VALUE FUND, L.P.

   Shares of Common Stock              Price Per                   Date of
       Purchased/(Sold)                 Share($)                Purchase/(sale)
       ----------------                 --------                ---------------
          (1,108)                        9.5417                    10/13/06
            (700)                        9.8900                    10/18/06
         (11,618)                        9.5831                    10/19/06
          (8,880)                        9.5013                    10/20/06

                        TARSIER NANOCAP VALUE FUND, L.P.

   Shares of Common Stock              Price Per                   Date of
       Purchased/(Sold)                 Share($)                Purchase/(sale)
       ----------------                 --------                ---------------
           (149)                         9.5417                    10/13/06
           (600)                         9.8900                    10/18/06
         (1,499)                         9.5831                    10/19/06
         (1,111)                         9.5013                    10/20/06

                           HUMMINGBIRD MANAGEMENT LLC
                                      None

                             HUMMINGBIRD CAPITAL LLC
                                      None

                                 PAUL D. SONKIN
                                      None